                                                                   EXHIBIT(a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 28, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON SHARES)
                                       OF

                         CHIEFTAIN INTERNATIONAL, INC.
                                       AT

                            U.S.$29.00 NET PER SHARE
                                       BY
                 HUNT OIL CANADIAN ACQUISITION III CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF

                                HUNT OIL COMPANY

     Hunt Oil Canadian Acquisition III Corporation, a corporation incorporated under and governed by the laws of the Province of Alberta, Canada (the "Offeror") and a wholly-owned subsidiary of Hunt Oil Company, a Delaware corporation ("HOC"), is offering to purchase all of the outstanding Common Shares, no par value (the "Common Shares"), of Chieftain International, Inc., a corporation incorporated under and governed by the laws of the Province of Alberta, Canada (the "Company"), together with the associated rights to purchase Common Shares (the "Rights") pursuant to the Shareholder Rights Plan Agreement, dated as of February 23, 1994, as amended (the "Shareholder Rights Plan"), between the Company and CIBC Mellon Trust Company, for U.S.$29.00 per Common Share, net to the seller in cash without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together, along with any amendments or supplements thereto, constitute the "Offer"). Shareholders who tender directly to the Depositary (as defined below) or the U.S. Forwarding Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Common Shares by the Offeror pursuant to the Offer. Shareholders who hold their Common Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror is offering to acquire all Common Shares as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, HOC and the Offeror intend to acquire the remaining Common Shares in a subsequent transaction or transactions, as described below, at a per Common Share price in cash equal to the Offer Price.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EDMONTON TIME, ON FRIDAY, AUGUST 3, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to a Pre-Acquisition Agreement, dated as of June 18, 2001, as amended (the "Pre-Acquisition Agreement"), by and among the Company, HOC and the Offeror. The Pre-Acquisition Agreement provides that after the purchase of Common Shares pursuant to the Offer that represent at least
66 2/3% of the Common Shares outstanding, on a fully-diluted basis, on the date that the Common Shares are accepted for payment, the Offeror must use its best efforts to acquire, and the Company must use its best efforts to assist in acquiring, the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions (a "Second Stage Transaction") at a per Common Share price in cash equal to the Offer Price. If the Offeror acquires at least 90% of the Common Shares outstanding on a fully-diluted basis in the Offer, the Offeror intends to exercise its statutory right to acquire the remainder of the Common Shares held by each shareholder who did not tender its Common Shares in the Offer on the same terms, including price, as the Common Shares that are acquired in the Offer, except that such shareholders will be entitled to exercise their dissent rights described below. If the Offeror consummates the Offer, the Offeror intends to cause Chieftain International Funding Corp. to deliver a redemption notice to holders of all $1.8125 Convertible Redeemable Preferred Stock (the "Funding Preferred Shares") of Chieftain International Funding Corp., an indirect subsidiary of the Company, that remain outstanding after the Offer in order to effect a redemption of such shares at the earliest practicable date.

     Depending on how the Second Stage Transaction is structured, shareholders who hold their Common Shares at the time of the consummation of the Second Stage Transaction may have the right to dissent in respect thereof and demand payment of the fair value of their Common Shares if such shareholders fully comply with the statutory dissenters' procedures. The exercise of such right of dissent, if any, could lead to a judicial determination of fair value required to be paid to such dissenting shareholder for its Common Shares. The fair value could be more or less than the Offer Price.

     According to the Company, as of June 18, 2001, there were 20,648,423 Common Shares outstanding on a fully-diluted basis.

     The Offer is not conditioned upon HOC or the Offeror obtaining financing.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF COMMON SHARES REPRESENTING AT LEAST 66 2/3% OF THE COMMON SHARES OUTSTANDING ON A FULLY-DILUTED BASIS, (2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE OFFER HAVING BEEN GIVEN, OBTAINED OR COMPLIED WITH, INCLUDING THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS OR THE RECEIPT OF ANY NECESSARY APPROVALS UNDER APPLICABLE UNITED STATES AND CANADIAN ANTITRUST LAWS AND (3) NO EVENT, CHANGE, EFFECT OR DEVELOPMENT OCCURRING THAT, INDIVIDUALLY OR IN THE AGGREGATE, HAS HAD OR IS REASONABLY LIKELY TO HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY OR ITS BUSINESS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 4 OF "THE OFFER" IN THE OFFER TO PURCHASE.

     THE COMPANY'S BOARD OF DIRECTORS, AFTER CONSULTATION WITH ITS FINANCIAL ADVISORS, (1) HAS UNANIMOUSLY DETERMINED THAT THE OFFER PRICE IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO ITS SHAREHOLDERS, (2) HAS UNANIMOUSLY APPROVED THE PRE-ACQUISITION AGREEMENT AND THE OFFER, AND (3) UNANIMOUSLY RECOMMENDS (I) THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR COMMON SHARES PURSUANT THERETO AND (II) THAT THE HOLDERS OF THE FUNDING PREFERRED SHARES SURRENDER THEIR FUNDING PREFERRED SHARES FOR CONVERSION INTO COMMON SHARES ON THE BASIS OF 1.25 COMMON SHARES FOR EACH FUNDING PREFERRED SHARE, CONDITIONAL UPON THE OFFEROR ACCEPTING FOR PAYMENT COMMON SHARES VALIDLY TENDERED ON OR PRIOR TO THE EXPIRATION DATE, WITH APPROPRIATE INSTRUCTIONS THAT THE COMMON SHARES ISSUABLE UPON SUCH CONVERSION BE TENDERED PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not withdrawn if, as and when the Offeror gives oral or written notice to CIBC Mellon Trust Company (the "Depositary"), of the Offeror's acceptance for payment of such Common Shares pursuant to the Offer. Under the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purposes of receiving payments from Offeror and transmitting such payments to the tendering shareholders whose Common Shares have been accepted for payment. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary or Mellon Investor Services LLC, the U.S. Forwarding Agent, of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase), if available, with respect to) such Common Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when certificates for or Book-Entry Confirmations with respect to the Common Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE OFFEROR OR THE DEPOSITARY FOR THE TENDERED COMMON SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Tenders of Common Shares made pursuant to the Offer are irrevocable, except that Common Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below (1) at any time prior to the Expiration Date; (2) unless theretofore accepted for payment by the Offeror pursuant to the Offer, at any time on or after August 27, 2001; (3) at any time before the expiration of 10 days from the date upon which either (i) a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase that would reasonably be expected to affect the decision of a shareholder to tender its Common Shares pursuant to the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiration Date or after the Expiration Date but before the expiration of all rights of withdrawal in respect of the Offer or (ii) a notice of amendment concerning an amendment in the terms of the Offer (other than an amendment consisting solely of an increase in the consideration offered for the Common Shares where the Expiration Date is not extended for more than 10 days); or (4) if the Common Shares have not been paid for by the Offeror within three business days after the tendered Common Shares have been accepted for payment by the Offeror.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary or the U.S. Forwarding Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares, if different from that of the person who tendered such Common Shares. If certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary or the U.S. Forwarding Agent, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates to be withdrawn must be submitted to the Depositary or the U.S. Forwarding Agent, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the "Definitions" in the Offer to Purchase), unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry tender in the United States as set forth in Section 3 of "The Offer" in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer procedures set forth in Section 3 of "The Offer" in the Offer to Purchase. Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of "The Offer" in the Offer to Purchase.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. None of HOC, the Offeror, the Depositary, the U.S. Forwarding Agent, Mellon Investor Services LLC as the Information Agent or J.P. Morgan Securities Inc. or RBC Dominion Securities Inc. (the "Dealer Managers") or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     The term "Expiration Date" means 5:00 p.m., Edmonton time, on Friday, August 3, 2001, unless the Offeror, in accordance with the terms of the Pre-Acquisition Agreement, extends the period for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

     Subject to the terms and conditions of the Pre-Acquisition Agreement, the Offeror expressly reserves the right to extend the Expiration Date (1) as required by law or regulation, (2) up to a period of time ending on November 2, 2001 (i) if any of the conditions to the Offer are not satisfied before August 3, 2001, or any subsequent date to which the Offer is extended, or (ii) if the Offeror has previously accepted for payment pursuant to the Offer at least a majority of the Common Shares outstanding on a fully-diluted basis, but less than 66 2/3% of the total number of Common Shares outstanding on a fully-diluted basis on such date. The Offeror is obligated to extend the Offer beyond Friday, August 3, 2001, but not beyond November 2, 2001, if at least 66 2/3% of the Common Shares outstanding on a fully-diluted basis have not been tendered or any waiting periods or necessary approvals under applicable United States and Canada antitrust laws have not expired, terminated or been received and HOC and the Offeror have made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such period. Such extension will be made by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Common Shares.

     In addition, the Offeror may, in its sole discretion, make available on one occasion a subsequent offering period following the expiration of the Offer on the Expiration Date for a period of time not less than 10 calendar days and up to 20 business days (a "Subsequent Offering Period") if, on the Expiration Date, the Common Shares tendered and not withdrawn pursuant to the Offer equal at least 66 2/3%, but less than 90%, of the Common Shares outstanding on a fully-diluted basis. To comply with the applicable laws of the United States and Canada, during the Subsequent Offering Period the Offeror will immediately accept for payment all tenders of Common Shares, subject to the right of all shareholders tendering their Common Shares during the first 10 calendar days of the Subsequent Offering Period to withdraw those Common Shares during such 10 calendar-day period. After the 10th calendar day, no shareholder will have any withdrawal rights with respect to Common Shares tendered. Shareholders wishing to exercise withdrawal rights for any Common Shares purchased during the Subsequent Offering Period will be required to return to the Offeror the purchase price paid in respect of such Common Shares.

     The receipt by a shareholder of cash for Common Shares pursuant to the Offer and a Second Stage Transaction will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All Shareholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Second Stage Transaction.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Offeror with mailing labels containing the names and addresses of all record holders of Common Shares and with security position listings of Common Shares held in stock depositories, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Common Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Common Shares, will be furnished (for subsequent transmittal to beneficial owners of Common Shares) to the brokers, dealers, commercial banks, trust companies and others whose names, or the names of whose nominees, appear on these lists and may be mailed directly to beneficial owners.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer Managers and the Information Agent at their respective telephone numbers and locations listed below. Requests for additional copies of the Offer to Purchase, Letter of Transmittal and any other tender offer documents may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and locations listed below, and copies will be furnished at the Offeror's expense. The Offeror will not pay fees to any broker or dealer or other person (other than the Dealer Managers, the Depositary, the U.S. Forwarding Agent and The Information Agent and a soliciting group formed and managed by RBC Dominion Securities Inc. to solicit tenders of Common Shares by shareholders in Canada) for soliciting tenders of Common Shares pursuant to the Offer.

                        The Depositary for the Offer is:

                           CIBC MELLON TRUST COMPANY

                                   INQUIRIES
                           Toll Free: 1-800-387-0825
                        Email: inquiries@cibcmellon.com

          In Calgary                      In Toronto                      In Toronto
      By Hand or Courier:             By Hand or Courier:                  By Mail:
           Suite 600                    199 Bay Street                   P.O. Box 1036
      333 7th Avenue S.W.             Commerce Court West               Adelaide Street
   Calgary, Alberta T2P 2Z1            Securities Level                 Postal Station
                                       Toronto, Ontario                Toronto, Ontario
                                            M5L 1G9                         M5C 2K4
                                   Attention: Courier Window

          The U.S. Information and Forwarding Agent for the Offer is:

                          MELLON INVESTOR SERVICES LLC

                           44 Wall Street, 7th Floor
                            New York, New York 10005
                          For information, please call
                                 (866) 892-5625

                     The Dealer Managers for the Offer are:


           In the United States:                                    In Canada:
               JP Morgan Logo                         [LOGO of RBC Dominion Securities Inc.]
                                                                    8th Floor
        J.P. MORGAN SECURITIES INC.                          333 7th Avenue Southwest
              270 Park Avenue                                    Calgary, Alberta
          New York, New York 10017                             Tel: (403) 299-6982
          (212) 648-1995 (collect)                             Fax: (403) 299-6900
         1-866-262-0777 (Toll Free)

June 28, 2001